Exhibit 21.1

ENTITIES OF ADVANCED MEDICAL OPTICS, INC.

	NAME OF SUBSIDIARY	PLACE OF INCORPORATION OR ORGANIZATION

1.	AMO Holdings, Inc.	United States (Delaware)
2.	AMO Spain Holdings, LLC	United States (Delaware)
3.	AMO U.K. Holdings, LLC	United States (Delaware)
4.	AMO Nominee Holdings, LLC	United States (Delaware)
5.	Vault Merger Corporation	United States (Delaware)
6.	Advanced Medical Optics Australia Pty Ltd.	Australia
7.	AMO Brasil Ltd.	Brazil
8.	AMO Belgium BVBA	Belgium
9.	AMO Canada Company	Canada
10.	AMO Puerto Rico Manufacturing, Inc.	Cayman Islands
11.	AMO Ireland	Cayman Islands
12.	AMO (Hangzhou) Co., Ltd.	China
13.	AMO Denmark ApS	Denmark
14.	AMO France SAS	France
15.	AMO Germany GmbH	Germany
16.	AMO Asia Limited	Hong Kong
17.	Allergan Trading International Limited	Ireland
18.	AMO International Holdings	Ireland (Non Resident)
19.	AMO Ireland Finance	Ireland
20	Advanced Medical Optics India Private Limited	India
21.	AMO Italy SrL	Italy
22.	AMO Japan KK	Japan
23.	AMO Malta Limited	Malta
24.	AMO Netherlands BV	Netherlands
25.	AMO Groningen B.V.	Netherlands
26.	Advanced Medical Optics Norway ASA	Norway
27.	AMO Singapore Pte. Ltd.	Singapore
28.	Advanced Medical Optics Spain S.L.	Spain
29.	AMO Manufacturing Spain, S.L.	Spain
30.	Advanced Medical Optics Norden AB	Sweden
31.	Advanced Medical Optics Uppsala AB	Sweden
32.	AMO Switzerland GmbH	Switzerland
33.	AMO United Kingdom, Ltd.	United Kingdom